   As filed with the Securities and Exchange Commission on February 13, 2003

                                          Registration Statement No. 333-100750
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                Amendment No. 3

                                      to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                            ROTECH HEALTHCARE INC.
        and the additional registrants identified on the following page
            (Exact Name of Registrant as Specified in Its Charter)

          Delaware                       7352                     030408870
       (State or Other             (Primary Standard               (I.R.S.
Jurisdiction of Incorporation)        Industrial           Employer Identification
                                  Classification Code              Number)
                                        Number)

                            Rotech Healthcare Inc.
                             2600 Technology Drive
                                   Suite 300
                            Orlando, Florida 32804
                                (407) 822-4600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               -----------------

                               Philip L. Carter
                     President and Chief Executive Officer
                            Rotech Healthcare Inc.
                             2600 Technology Drive
                                   Suite 300
                            Orlando, Florida 32804
                                (407) 822-4600
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               -----------------

                                  Copies to:

                                Stuart Bressman
                 Brown Raysman Millstein Felder & Steiner LLP
                               900 Third Avenue
                           New York, New York 10022
                                (212) 895-2000

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     This filing is being made solely for the purpose of resubmitting the legality opinion issued by Brown Raysman Millstein Felder & Steiner LLP in connection with the filing on February 10, 2003 of pre-effective amendment No. 2 to this registration statement. The revised opinion is filed herewith in its entirety as Exhibit 5.1.

              PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

   Article IX of the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

   Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons.

   On May 21, 2002, the Company's Board of Directors authorized the Company to enter into indemnification agreements with each of its executive officers and directors. These indemnification agreements grant the indemnitee a contractual right to be indemnified by the Company, to the fullest extent permissible under Delaware law, against any and all expenses, including attorneys' fees, incurred in connection with any actual or threatened suit or other proceeding that may be brought against the Company or its affiliates and to have expenses reimbursed as they are incurred. Consistent with applicable law, however, there are certain circumstances under which the Company is not required to provide indemnification. In particular, the Company is not required to indemnify any indemnitee where such person engaged in willful misconduct, when the indemnitee violated Section 16(b) of the Securities Exchange Act of 1934, or where the indemnitee has been made whole under an insurance policy or other agreement.

Item 21.  Exhibits and Financial Statement Schedules.

   (a) Exhibits.


 Exhibit
 Number  Title
 ------  -----
   2.1*  Second Amended Joint Plan of Reorganization of Rotech Medical
         Corporation and its subsidiaries under Chapter 11 of the Bankruptcy
         Code dated February 7, 2002.
   3.1*  Certificate of Incorporation of Rotech Healthcare Inc.
   3.2*  Bylaws of Rotech Healthcare Inc.
   3.3*  Form of Articles of Incorporation of Subsidiary Guarantor of Rotech
         Healthcare Inc.
   3.4*  Form of Bylaws of Subsidiary Guarantor of Rotech Healthcare Inc.
   4.1*  Form of specimen common stock certificate.
   4.2*  Indenture dated as of March 26, 2002 by and among Rotech Healthcare
         Inc., each of the Guarantors named therein and The Bank of New York.
   4.3*  Form of 9 1/2% Senior Subordinated Notes due 2012 (included in
         Exhibit 4.2).
   5.1   Opinion of Brown Raysman Millstein Felder & Steiner LLP.
  10.1*  $275,000,000 Credit Agreement among Rotech Healthcare Inc., as
         Borrower, The Several Lenders From Time to Time Parties hereto, UBS
         Warburg LLC and Goldman Sachs Credit Partners L.P., as Joint Lead
         Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P.,
         as Syndication Agent, The Bank of Nova Scotia, Deutsche Banc Alex.
         Brown Inc. and General Electric Capital Corporation, as
         Co-Documentation Agents, General Electric Capital Corporation, as
         Collateral Agent, and UBS AG, Stamford Branch, as Administrative
         Agent, dated as of March 26, 2002.
  10.2*  Registration Rights Agreement dated as of March 26, 2002, by and among Rotech Healthcare Inc., each of the entities listed on Schedule
         A thereto, and UBS Warburg LLC, Goldman, Sachs & Co., Deutsche Banc
         Alex. Brown Inc. and Scotia Capital (USA) Inc.
  10.3*  Amended and Restated Registration Rights Agreement dated June 21,
         2002, between Rotech Healthcare Inc., and Oaktree Capital Management,
         LLC and General Electric Capital Corporation.
  10.4*  Transfer Agreement between Rotech Healthcare Inc. and Rotech Medical
         Corporation dated March 26, 2002.
  10.5*  Tax Sharing Agreement among Integrated Health Services, Inc., Rotech
         Healthcare Inc. and Rotech Medical Corporation dated as of March 26,
         2002.
  10.6*  Rotech Healthcare Inc. Employees Plan Trust dated March 26, 2002.
  10.7*  Amendment and Restatement of the Rotech Healthcare Inc. Employees
         Plan effective January 1, 2003.
  10.8*  Rotech Healthcare Inc. Common Stock Option Plan.
  10.9*  Form of Rotech Healthcare Inc. Stock Option Agreement.
  10.10* Letter Agreement regarding engagement of Alvarez & Marsal, Inc. dated
         August 19, 2002.
  10.11* Employment Agreement with Rebecca L. Myers dated January 24, 2001, as amended.
  10.12* Employment Agreement with Philip L. Carter dated November 1, 2002.
  10.13* Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services dated
         February 11, 2002.
  10.14* Agreement with Respect to Rights Upon Termination of Employment with
         Janet L. Ziomek dated October 30, 2002.
  10.15* Agreement with Respect to Rights Upon Termination of Employment with
         Albert A. Prast dated October 30, 2002.
  12.1*  Ratio of Earnings to Fixed Charges (included on page 31 of the prospectus which forms part of this registration statement).
  16.1*  Letter from KPMG LLP regarding change in independent auditors.
  21.1*  List of Subsidiaries.
  23.1*  Consent of KPMG LLP.
  23.2   Consent of Brown Raysman Millstein Felder & Steiner LLP (included in
         Exhibit 5.1).
  24.1*  Power of Attorney.
  25.1*  Statement of Eligibility of Trustee relating to the 9 1/2% Senior
         Subordinated Notes due 2012.

 Exhibit
 Number  Title
 ------  -----
  99.1*  Form of Letter of Transmittal.
  99.2*  Form of Notice of Guaranteed Delivery.
  99.3*  Form of Letter to the Depository Trust Company Participants.
  99.4*  Form of Letter to Clients.
  99.5*  Form of Exchange Agent Agreement.

--------
*  Previously filed.

   (b) Financial Statement Schedule.

          Schedule II-Valuation and Qualifying Accounts. See Page S-1.

Item 22.  Undertakings

   (a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Rotech Healthcare Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on February 13, 2003.


                                      ROTECH HEALTHCARE INC.

                                      By:    /S/  PHILIP L. CARTER
                                          -----------------------------------
                                           Name:  Philip L. Carter
                                           Title: President and Chief Executive
                                                  Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.



    /S/  PHILIP L. CARTER      President, Chief Executive     February 13, 2003
-----------------------------    Officer and Director
      Philip L. Carter           (Principal Executive
                                 Officer)

              *                Chief Financial Officer        February 13, 2003
-----------------------------    (Principal Financial and
       Janet L. Ziomek           Accounting Officer)

              *                Chairman of the Board          February 13, 2003
-----------------------------
   William Wallace Abbott

              *                Director                       February 13, 2003
-----------------------------
       Guy P. Sansone

              *                Director                       February 13, 2003
-----------------------------
       Edward L. Kuntz

              *                Director                       February 13, 2003
-----------------------------
      William J. Mercer

              *                Director                       February 13, 2003
-----------------------------
      Arthur J. Reimers

              *                Director                       February 13, 2003
-----------------------------
        Arthur Siegel



*By:  /S/  REBECCA L. MYERS
     ------------------------
         Rebecca L. Myers
        (Attorney-in-Fact)

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, each of the subsidiaries of Rotech Healthcare Inc., listed on Schedule A hereto, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on February 13, 2003.



                                      SUBSIDIARIES OF ROTECH HEALTHCARE INC.
                                      (listed on Schedule A hereto)

                                      By:     /S/  PHILIP L. CARTER
                                          -----------------------------------
                                           Name:  Philip L. Carter
                                           Title: President and Chief Executive
                                                  Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.


          Signature                        Title                    Date
          ---------                        -----                    ----

    /S/  PHILIP L. CARTER      President, Chief Executive     February 13, 2003
---------------------------      Officer and Director of
      Philip L. Carter           each of the Subsidiaries of
                                 Rotech Healthcare Inc.
                                 listed on Schedule A hereto
                                 (Principal Executive
                                 Officer)

    /S/  JANET L. ZIOMEK       Vice President and Chief       February 13, 2003
---------------------------      Financial Officer of each
       Janet L. Ziomek           of the Subsidiaries of
                                 Rotech Healthcare Inc.
                                 listed on Schedule A hereto
                                 (Principal Financial and
                                 Accounting Officer)

    /S/  REBECCA L. MYERS      Chief Legal Officer,           February 13, 2003
---------------------------      Secretary and Director of
      Rebecca L. Myers           each of the Subsidiaries of
                                 Rotech Healthcare Inc.
                                 listed on Schedule A hereto

                           Schedule A--Subsidiaries

A-1 Medical Equipment, Inc.
Abba Medical Equipment, Inc.
Acadia Home Care, Inc.
Allied Medical Supply, Inc.
Always Medical Equipment, Inc.
American Medical Rental, Inc.
Andy Boyd's InHome Medical, Inc., West
Andy Boyd's InHome Medical, Inc.
Anniston Health & Sickroom Supplies, Inc.
Baumann Pharmaceutical Services, Inc.
Berkeley Medical Equipment, Inc.
Best Care Medical Supply, Inc.
Beta Medical Equipment, Inc.
Cambria Medical Supply, Inc.
Camden Medical Supply, Inc.
Canyon State Medical Supply, Inc.
Care Medical Supplies, Inc.
Centennial Medical Equipment, Inc.
Charlotte Medical Supply, Inc.
Collins Rentals, Inc.
Community Home Oxygen, Inc.
Contour Medical Supply, Inc.
Corley Home Health Care, Inc.
CP02, Inc.
Cynthiana Home Medical Equipment, Inc.
Daniel Medical Systems, Inc.
Distinct Home Health Care, Inc.
Don Paul Respiratory Services, Inc.
DuMed, Inc.
East Tennessee Infusion & Respiratory, Inc.
Encore Home Health Care, Inc.
Epsilon Home Health Care, Inc.
Excel Medical of Ames, Inc.
Excel Medical of Fort Dodge, Inc.
Excel Medical of Marshalltown, Inc.
First Community Care of Niagara, Inc.
Firstcare, Inc.
Fischer Medical Equipment Co., Inc.
Four Rivers Home Healthcare, Inc.
G & G Medical, Inc.
Gate City Medical Equipment, Inc.
Georgia Medical Resources, Inc.
Gladwin Area Home Care, Inc.
Hamilton Medical Equipment Service, Inc.
Health at Home, Inc.
Health Care Services of Mississippi, Inc
Health-Med, Inc.
Holland Medical Services, Inc.
Home Care Oxygen Service, Inc.

Home Health Services Co., Inc.
Home Medical Systems, Inc.
IHS Acquisition XXVII, Inc.
Infusion Services, Inc.
Integrated Health Services at Jefferson Hospital, Inc.
Integrated of Garden Terrace, Inc.
Intensive Home Care Services, Inc.
IOTA Medical Equipment, Inc.
LAMBDA Medical Equipment, Inc.
LAMS, Inc.
Lawrence Medical Equipment, Inc.
Liberty Home Health Care, Inc.
Lovejoy Medical, Inc.
Major Medical Supply, Inc.
Medco Professional Services Corp.
MedCorp International, Inc.
Medic-Aire Medical Equipment, Inc.
Medical Electro-Therapeutics, Inc.
Medicare Rental Supply, Inc.
Michigan Medical Supply, Inc.
National Medical Equipment Centers, Inc.
Neumann's Home Medical Equipment, Inc.
Nightingale Home Health Care, Inc.
North Central Washington Respiratory Care Services, Inc.
Northeast Medical Equipment, Inc.
Northwest Home Medical, Inc.
Omega Medical Equipment, Inc.
OMICRON Medical Equipment, Inc.
Oxygen of Oklahoma, Inc.
Oxygen Plus Medical Equipment, Inc.
Oxygen Plus, Inc.
Oxygen Therapy Associates, Inc.
Peterson's Home Care, Inc.
PHI Medical Equipment, Inc.
Pioneer Medical Services, Inc.
Preferential Home Health Care, Inc.
Premier Medical, Inc.
Principal Medical Equipment, Inc.
Professional Breathing Associates, Inc.
Professional Respiratory Home Healthcare, Inc.
PSI Health Care, Inc.
Pulmo-Dose, Inc.
Pulmonary Homecare, Inc.
Quality Home Health Care, Inc.
R.C.P.S. Inc.
RCG Information Services Corporation
RCI Medical Corp.
Regency Medical Equipment, Inc.
Resp-A-Care, Inc.

Respiracare Medical Equipment, Inc.
Respiratory Medical Equipment of GA, Inc.
Respitech Home Health Care, Inc.
Responsive Home Health Care, Inc.
Rhema, Inc.
Ritt Medical Group, Inc.
RN Home Care Medical Equipment Company, Inc.
Roswell Home Medical, Inc.
Rotech Employee Benefits Corporation
Rotech Home Medical Care, Inc.
Rotech Oxygen and Medical Equipment, Inc.
Roth Medical, Inc.
Rothert's Hospital Equipment, Inc.
Sampson Convalescent Medical Supply, Inc.
Select Home Health Care, Inc.
SIGMA Medical Equipment, Inc.
Signature Home Care of Kansas, Inc.
Signature Home Care of New Jersey, Inc.
Southeastern Home Health, Inc.
Southern IV Therapy, Inc.
Stat Medical Equipment, Inc.
Sun Medical Supply, Inc.
Sunshine Home Health Care, Inc.
The Kilroy Company, Inc.
The Towne Pharmacy, Inc.
Theta Home Health Care, Inc.
Tupelo Home Health, Inc.
UPSILON Medical Equipment, Inc.
Valley Medical Equipment, Inc.
Value Care, Inc.
VitalCare Health Services, Inc.
VitalCare of America, Inc.
VitalCare of Pennsylvania, Inc.
VitalCare of Texas, Inc.
Vitech Medical, Inc.
Whites Medical Rentals, Inc.
Wichita Medical Care, Inc.
Wofford Pharmaceutical Services, Inc.
Zeta Home Health Care, Inc.

                            DESCRIPTION OF EXHIBITS


Exhibit
Number  Title
------  -----
  2.1*  Second Amended Joint Plan of Reorganization of Rotech Medical Corporation and its subsidiaries under Chapter 11 of the Bankruptcy Code dated February 7, 2002.
  3.1*  Certificate of Incorporation of Rotech Healthcare Inc.
  3.2*  Bylaws of Rotech Healthcare Inc.
  3.3*  Form of Articles of Incorporation of Subsidiary Guarantor of Rotech Healthcare Inc.
  3.4*  Form of Bylaws of Subsidiary Guarantor of Rotech Healthcare Inc.
  4.1*  Form of specimen common stock certificate.
  4.2*  Indenture dated as of March 26, 2002 by and among Rotech Healthcare Inc., each of the Guarantors named therein and The Bank of New York.
  4.3*  Form of 9 1/2% Senior Subordinated Notes due 2012 (included in Exhibit 4.2).
  5.1   Opinion of Brown Raysman Millstein Felder & Steiner LLP.
 10.1*  $275,000,000 Credit Agreement among Rotech Healthcare Inc., as Borrower, The Several Lenders
        From Time to Time Parties hereto, UBS Warburg LLC and Goldman Sachs Credit Partners L.P., as
        Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P., as Syndication
        Agent, The Bank of Nova Scotia, Deutsche Banc Alex. Brown Inc. and General Electric Capital
        Corporation, as Co-Documentation Agents, General Electric Capital Corporation, as Collateral
        Agent, and UBS AG, Stamford Branch, as Administrative Agent, dated as of March 26, 2002.
 10.2*  Registration Rights Agreement dated as of March 26, 2002, by and among Rotech Healthcare Inc., each of the entities listed on Schedule A thereto, and UBS Warburg LLC, Goldman, Sachs & Co.,
        Deutsche Banc Alex. Brown Inc. and Scotia Capital (USA) Inc.
 10.3*  Amended and Restated Registration Rights Agreement dated June 21, 2002, between Rotech
        Healthcare Inc., and Oaktree Capital Management, LLC and General Electric Capital Corporation.
 10.4*  Transfer Agreement between Rotech Healthcare Inc. and Rotech Medical Corporation dated
        March 26, 2002.
 10.5*  Tax Sharing Agreement among Integrated Health Services, Inc., Rotech Healthcare Inc. and Rotech
        Medical Corporation dated as of March 26, 2002.
 10.6*  Rotech Healthcare Inc. Employees Plan Trust dated January 1, 20023
 10.7*  Amendment and Restatement of the Rotech Healthcare Inc. Employees Plan effective January 1,
        2003.
 10.8*  Rotech Healthcare Inc. Common Stock Option Plan.
 10.9*  Form of Rotech Healthcare Inc. Stock Option Agreement.
 10.10* Letter Agreement regarding engagement of Alvarez & Marsal, Inc. dated August 19, 2002.
 10.11* Employment Agreement with Rebecca L. Myers dated January 24, 2001, as amended.
 10.12* Employment Agreement with Philip L. Carter dated November 1, 2002.
 10.13* Corporate Integrity Agreement with the Office of Inspector General of the United States Department
        of Health and Human Services dated February 11, 2002.
 10.14* Agreement with Respect to Rights Upon Termination of Employment with Janet L. Ziomek dated October
        30, 2002.
 10.15* Agreement with Respect to Rights Upon Termination of Employment with Albert A. Prast dated October
        30, 2002.
 12.1*  Ratio of Earnings to Fixed Charges (included on page 31 of the prospectus which forms part of this registration statement).
 16.1*  Letter from KPMG LLP regarding change in independent auditors.
 21.1*  List of Subsidiaries.
 23.1*  Consent of KPMG LLP.
 23.2   Consent of Brown Raysman Millstein Felder & Steiner LLP (included in Exhibit 5.1).
 24.1*  Power of Attorney.
 25.1*  Statement of Eligibility of Trustee relating to the 9 1/2% Senior Subordinated Notes due 2012.
 99.1*  Form of Letter of Transmittal.
 99.2*  Form of Notice of Guaranteed Delivery.
 99.3*  Form of Letter to the Depository Trust Company Participants.
 99.4*  Form of Letter to Clients.
 99.5*  Form of Exchange Agent Agreement.

--------
*  Previously filed.